NL REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS - August 6, 2007 - NL Industries, Inc. (NYSE:NL) today reported a net loss of $1.5 million, or $.03 per diluted share, in the second quarter of 2007 compared to net income of $2.7 million, or $.06 per diluted share, in the second quarter of 2006.  For the first six months of 2007, NL reported net income of $4.2 million, or $.09 per diluted share, compared to net income of $9.3 million, or $.19 per diluted share, in the first six months of 2006.

Component products sales decreased 10% in the second quarter of 2007 as compared to the second quarter of 2006, and decreased 9% in the first six months of 2007 compared to the first six months of 2006.   The decrease is primarily due to lower sales of certain furniture component products resulting from competition from lower priced Asian manufacturers and to the effect of lower order rates from many of CompX’s customers due to general economic conditions.  Component products income from operations decreased 24% and 7% in the second quarter and first six months of 2007, respectively, as compared to the same periods in 2006 as the unfavorable effect of lower sales volume and the effect of relative changes in foreign currency more than offset the favorable effect of an improved product mix and an ongoing focus on reducing costs.

Kronos’ net sales of $342.6 million in the second quarter of 2007 were $2.5 million, or 1%, lower than in the second quarter of 2006.   Kronos’ net sales of $656.6 million for the first six months of 2007 were $7.2 million, or 1%, higher than in the first six months of 2006.  Kronos’ net sales decreased in the second quarter of 2007 primarily due to lower average TiO2 selling prices and sales volumes, partially offset by the favorable effect of fluctuations in foreign currency exchange rates which increased sales by approximately $15 million.  For the year-to-date period, Kronos’ net sales increased due to the favorable effect of fluctuations in foreign currency exchange rates, increasing sales by approximately $31 million.  This increase was partially offset by lower average TiO2 selling prices and sales volumes.  The table at the end of this release shows how each of these items impacted the overall increase in Kronos’ sales.

Kronos’ income from operations for the second quarter of 2007 declined by 34% to $23.6 million compared to the same period in 2006 and declined by 25% to $52.9 million for the six months ended June 30, 2007 compared to the same period in 2006.  The decrease in Kronos’ income from operations in the second quarter of 2007 compared to the second quarter 2006 is due to lower average TiO2 selling prices and sales and production volumes and to slightly higher raw material costs, partially offset by the positive effect of fluctuations in foreign currency exchange rates which increased income from operations by approximately $4 million.  Year-to-date income from operations decreased primarily due to lower average TiO2 selling prices and sales volumes and higher raw material and energy costs, partially offset by the positive effect of fluctuations in foreign currency exchange rates which increased Kronos’ income from operations by approximately $7 million.

Kronos’ second quarter 2007 TiO2 sales volumes decreased 2% from the second quarter of 2006, and decreased 1% in the year-to-date period, as higher sales volumes in Europe and export markets were more than offset by lower volumes in North America.  Kronos’ TiO2 production volumes were 2% lower and 2% higher in the second quarter and first six months of 2007 respectively, as compared to the same periods in 2006, with TiO2 production volumes in the first six months of 2007 setting a record for Kronos.

Kronos recognized a $22.3 million loss on prepayment of debt in the second quarter of 2006 (NL’s equity interest was $5.2 million, or $.11 per diluted share, net of tax benefit) relating to its May 2006 redemption of its 8.875% Senior Secured Notes, for which Kronos used the proceeds from its April 2006 issuance of 6.5% Senior Secured Notes.  Kronos’ interest expense was lower in the 2007 periods due primarily to such replacement of the 8.875% Notes with the 6.5% Notes.

Kronos’ income tax benefit in the second quarter of 2007 includes an $8.7 million non-cash charge (NL’s equity interest was $2 million, or $.04 per diluted share, net of tax benefit) related to the adjustment of certain tax attributes of its German subsidiary.  Kronos’ income tax benefit in the first six months of 2006 includes an aggregate tax benefit of $12.6 million (NL’s equity interest was $2.9 million after tax, or $.06 per diluted share) related to the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax issues related to Belgium and Germany and the enactment of a reduction in Canadian income tax rates.   Substantially all of this aggregate income tax benefit was recognized in the second quarter of 2006.

Insurance recoveries relate to amounts we received from certain of our former insurance carriers, and in 2007 relate principally to recovery of prior lead pigment litigation defense costs incurred by us.  These recoveries aggregated $2.6 million in the first six months of 2007 ($1.7 million, or $.03 per diluted share, net of income taxes) and $2.8 million in the first six months of 2006 ($1.8 million, or $.04 per diluted share, net of income taxes).

Corporate expenses were higher in the second quarter and first six months of 2007 as compared to the second quarter and first six months of 2006 primarily due to higher litigation and related expenses, partially offset by lower environmental remediation expenses.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The extent to which the Company’s subsidiaries were to become unable to pay dividends to the Company,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (titanium dioxide pigments) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings (loss) per share)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007

Net sales	$50.1	$45.2	$97.2	$88.8
Cost of sales	37.8	33.3	73.2	64.8

Gross margin	12.3	11.9	24.0	24.0

Selling, general and administrative expense	6.5	6.5	13.2	13.2
Other operating income (expense):
Insurance recoveries	.6	.1	2.8	2.6
Corporate expense and other, net	(6.4)	(9.3)	(10.7)	(14.3)

Income (loss) from operations	-	(3.8)	2.9	(.9)

General corporate items:
Interest and dividends	1.3	1.4	2.7	2.5
Securities transactions, net	-	-	.1	-
Interest expense	(.1)	(.1)	(.1)	(.1)

	1.2	(2.5)	5.6	1.5
Equity in earnings of Kronos Worldwide, Inc.	4.6	-	10.2	4.6

Income (loss) from continuing operations before
income taxes and minority interest	5.8	(2.5)	15.8	6.1

Provision for income taxes (benefit)	1.8	(1.8)	4.4	.2
Minority interest in after-tax earnings	1.1	.8	1.9	1.7

Income (loss) from continuing operations	2.9	(1.5)	9.5	4.2

Discontinued operations	(.2)	-	(.2)	-

Net income (loss)	$2.7	$(1.5)	$9.3	$4.2

Basic and diluted net income (loss) per share	$.06	$(.03)	$.19	$.09

Basic and diluted weighted-average shares used in the calculation of net income per share	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007

CompX – component products	$5.8	$4.4	$10.6	$9.9
Insurance recoveries	.6	.1	2.8	2.6
Corporate expense	(6.4)	(8.3)	(10.5)	(13.4)

Income (loss) from operations	$-	$(3.8)	$2.9	$(.9)

NL INDUSTRIES, INC.
CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended June 30, 2007 vs. 2006	Six months ended June 30, 2007 vs. 2006
Percentage change in sales:
TiO2 product pricing	(4)%	(3)%
TiO2 sales volume	(2)%	(1)%
TiO2 product mix	1%	- %
Changes in foreign currency exchange rates	4%	5%

Total	(1)%	1%